LOGISTICAL SERVICES AGREEMENT

                            BETWEEN

                     PATHMARK STORES, INC.

                              AND

                       PLAINBRIDGE, INC.






                 DATED AS OF OCTOBER 26, 1993




















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                 LOGISTICAL SERVICES AGREEMENT

                       TABLE OF CONTENTS

                                                        Page


                           ARTICLE I

                      CERTAIN DEFINITIONS

    Section 1.01  Certain Defined Terms ...............   2


                           ARTICLE II

                    PURCHASE OBLIGATIONS AND
                   ACQUISITION OF MERCHANDISE

    Section 2.01  Agreement to Purchase ...............   8
    Section 2.02  Directed Purchases from Vendors .....   8
    Section 2.03  Warranty and Passing of Title .......   9
    Section 2.04  Merchandise Pricing and Payment .....   9
    Section 2.05  Service Level Requirement ...........  11
    Section 2.06  Plainbridge Sales to Third Parties ..  11


                          ARTICLE III

                          WAREHOUSING

    Section 3.01  Warehousing .........................  12
    Section 3.02  Permits; Compliance .................  12
    Section 3.03  Storage and Handling Capacity .......  13


                           ARTICLE IV

                           INVENTORY

    Section 4.01  Inventory ...........................  14
    Section 4.02  Excess Inventory ....................  14
    Section 4.03  Quality Control .....................  14


                           ARTICLE V

                            DELIVERY

    Section 5.01  Delivery ............................  18
    Section 5.02  Vendor Direct-to-Store
                    Deliveries ........................  19


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                                                        Page

                           ARTICLE VI

                           UPCHARGES

    Section 6.01  Upcharges ...........................  20
    Section 6.02  Minimum Annual Upcharge Payment .....  20


                          ARTICLE VII

                  SHORTAGES AND VENDOR RETURNS

    Section 7.01  Shortages ...........................  22
    Section 7.02  Reclamation .........................  23


                          ARTICLE VIII

              FORCE MAJEURE; PLAINBRIDGE INSURANCE

    Section 8.01  Occurrence of Event of Force
                    Majeure ...........................  23
    Section 8.02  Plainbridge Insurance ...............  24


                           ARTICLE IX

               BUSINESS CONTEXT OF THE AGREEMENT

    Section 9.01  Agreement Based on
                    Past Practices ....................  24
    Section 9.02  Commitment to Efficient
                    Operations ........................  25


                           ARTICLE X

                      TERM AND TERMINATION

    Section 10.01 Term ................................  25
    Section 10.02 Optional Termination by Pathmark ....  25
    Section 10.03 Termination for Breach ..............  26
    Section 10.04 Offer to Purchase Assets upon
                    Termination by Pathmark ...........  26
    Section 10.05 Plainbridge Put upon Termination
                    by Plainbridge ....................  27
    Section 10.06 Waiver ..............................  27


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                                                        Page


                           ARTICLE XI

                        PURCHASE OPTIONS

    Section 11.01 Sale of Pathmark
                    Distribution Assets ...............  28
    Section 11.02 Change of Control ...................  28


                          ARTICLE XII

                       DISPUTE RESOLUTION

    Section 12.01 Grievances and Disputed
                    Amounts ...........................  28
    Section 12.02 Interparty Dispute Resolution .......  29
    Section 12.03 Arbitration .........................  29
    Section 12.04 Selection of Arbitrator .............  29
    Section 12.05 Cost of Arbitration .................  29


                          ARTICLE XIII

                       GENERAL PROVISIONS

    Section 13.01 Books and Records ...................  30
    Section 13.02 Entire Agreement ....................  30
    Section 13.03 Expenses ............................  30
    Section 13.04 Amendments ..........................  30
    Section 13.05 Notices .............................  30
    Section 13.06 Binding Effect; Assignment ..........  31
    Section 13.07 Counterparts ........................  31
    Section 13.08 Confidentiality .....................  31
    Section 13.09 Relationship of Parties .............  32
    Section 13.10 No Third-Party Beneficiaries ........  32
    Section 13.11 Severability ........................  33
    Section 13.12 Headings ............................  33
    Section 13.13 Governing Law .......................  33







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




         LOGISTICAL SERVICES AGREEMENT, dated as of October
26, 1993 (this "Agreement"), between PATHMARK STORES, INC., a
Delaware corporation ("Pathmark"), and PLAINBRIDGE, INC., a
Delaware corporation ("Plainbridge").


                     W I T N E S S E T H :


         WHEREAS, Pathmark, Plainbridge and Supermarkets General Holdings Corporation, a Delaware corporation, have entered into a Distribution and Transfer Agreement, dated as of October 26, 1993 (the "Distribution and Transfer
Agreement"), pursuant to which Pathmark will, among other things, contribute its warehouse and distribution operations (the "Blair Businesses") to the capital of Plainbridge in exchange for the assumption by Plainbridge of substantially all the liabilities (other than liabilities relating to transferred inventory) and obligations relating to the Blair Businesses (the "Plainbridge Asset and Liability Transfer");

         WHEREAS, pursuant to the Distribution and Transfer
Agreement, Pathmark will distribute to its sole stockholder all the outstanding shares of the common stock, par value $.01 per share, of Plainbridge;

         WHEREAS, certain warehousing, distribution and logistical services have heretofore been supplied to Pathmark by the Blair Businesses;

         WHEREAS, it is a condition to the Plainbridge Asset and Liability Transfer that Pathmark and Plainbridge enter into this Agreement, pursuant to which Plainbridge will continue to supply the aforementioned services to Pathmark in substantially the same manner as prior to the Reorganization; and

         WHEREAS, Pathmark and Plainbridge intend that the services provided to Pathmark during fiscal year 1992 (the "Past Practices") will provide a baseline against which the performance of this Agreement may be compared, and, further, Pathmark and Plainbridge have jointly prepared a manual (the "Pathmark/Blair Logistics Manual") in which certain Past Practices are documented, and which is referred to from time to time in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Pathmark and Plainbridge hereby agree as follows:





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                                2





                           ARTICLE I

                      CERTAIN DEFINITIONS

         SECTION 1.01.  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that Pathmark and its Subsidiaries, on the one hand, and Plainbridge and its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other for purposes of this Agreement.

         "Agreement" has the meaning specified in the preamble to this Agreement.

          "Applicable Share Value" as a given date means (i) the Fair Market Share Value, if the Public Share Value is not the Applicable Share Value pursuant to clause (ii) below, and (ii) the Public Share Value if, in the aggregate, 20% or more of the outstanding Common Stock has been sold to the public by the holders of the Common Stock or the Common Stock Company pursuant to one or more registered offerings under the Securities Act of 1933, as amended, or pursuant to Rule 144 thereunder, and the Common Stock is listed on a national securities exchange or is trading on the NASDAQ/National Market System or is trading on a market in the Common Stock made by a professional marketmaker.

         "Billback" means a charge to a Vendor by a purchaser of Merchandise, whether or not contracted for and irrespective of the type of purchasing, advertising, or other performance criteria required to generate such a charge, which reflects a deduction to be made from a previous payment or payments to such Vendor based on any type of Discount or Allowance.

         "Blair Businesses" has the meaning specified in the recitals to this Agreement.

         "Business Day" means any day other than Saturday, Sunday or a legal holiday in the State of New Jersey

         "Change of Control" means any change in the ultimate beneficial ownership of the Voting Stock of Plainbridge such that a Person, other than Merrill Lynch & Co., Inc., a Delaware corporation, or an Affiliate of Merrill Lynch & Co., Inc., is the ultimate beneficial owner of a majority of such Voting Stock.

         "Common Stock" has the meaning specified in Section
    10.04(a).

         "Common Stock Company" has the meaning specified in
    Section 10.04(a).

         "Competing Retailers" means supermarkets, drug stores, and other retail stores stocking merchandise carried by Pathmark in Pathmark's current markets in New Jersey, Delaware, Eastern and Central Pennsylvania, Metropolitan New York, and Connecticut; provided that retail stores that do not in the ordinary course of business engage to a significant degree in the sale of food or pharmacy-related products shall not be deemed to be Competing Retailers.






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                                3




         "Damaged or Dated Merchandise" means the Pathmark/Blair Merchandise described in the Pathmark/Blair Logistics Manual that, at some time subsequent to its receipt by Pathmark, no longer complies with Pathmark's standards and specifications as set forth in the Pathmark/Blair Logistics Manual or remains unsold by Pathmark subsequent to the date of expiration listed on the packaging of such Pathmark/Blair Merchandise.

         "Discounts and Allowances" or "Discounts or Allowances" means all merchandising credits, advertising allowances, trade allowances, rebates, discounts (cash or otherwise), slotting allowances, broker accruals, volume incentive allowances, other deferred accruals and all other funds made available by Vendors to a purchaser of Merchandise.

         "Distribution and Transfer Agreement" has the meaning specified in the recitals to this Agreement.

         "Event of Force Majeure" means, for any Person, any event, circumstance or condition that is beyond the control of such Person and that prevents such Person from performing, in whole or in part, its obligations under this Agreement. Without limiting the generality of the foregoing, the following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared), riot, blockade, sabotage or acts of public enemies; (c) national defense requirements; (d) compliance with any law, rule, regulation or Governmental Order that (x) becomes effective after the date hereof and (y) is binding on the Person seeking to rely on such law, rule, regulation or Governmental Order to excuse performance, and such Person's compliance therewith is not voluntary or optional; (e) strikes, lockouts or injunctions (it being understood that nothing herein shall require a Person to settle such or any other kind of labor dispute except on such terms as shall be satisfactory to such Person); (f) unavailability (for reasons other than the cost thereof) of adequate fuel, power, raw materials, labor, containers or transportation facilities; and (g) breakage or failure of machinery or equipment. Without limiting the generality of the foregoing, compliance with any Law or Governmental Order shall not be considered an Event of Force Majeure unless such Law or Governmental Order is binding on the Person seeking to rely on compliance with such Law or Governmental Order to excuse performance of its obligations under this Agreement and






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                                4




    such Person's compliance therewith is not voluntary or optional.

         "Event of Insolvency" means that, with respect to any Person or any of its Subsidiaries, such Person or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period or 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this definition.

         "Fair Market Value" means fair market value as Pathmark and Plainbridge together, in good faith, may reasonably determine; provided that if Pathmark and Plainbridge are unable to make such a determination, such determination shall be made by an independent appraiser mutually acceptable to Pathmark and Plainbridge, and the determination by such independent appraiser shall be conclusive.

        "Fair Market Share Value" means the value of a share of Common Stock as of the date of payment for the Pathmark Distribution Assets as a result of a Pathmark Forced Termination as determined in a good faith in a written report to Plainbridge by an independent investment banking firm of national reputation, selected by Plainbridge. For the purpose of the definition of Fair Market Value, the value to be determined shall be the price per share at which the Common Stock delivered (assuming that there is only one class of common stock, each share possessing equal voting rights) would trade on a national securities exchange, NASDAQ or a similar market, assuming full liquidity and the absence of any significant concentration of ownership of such Common Stock in any holder or group of holders. In reaching such determination, such independent investment banking firm shall compare the Common Stock Company with whatever companies it deems relevant. Among the factors that shall be considered as relevant in its determination shall be market share and the specialized nature of products, price to earnings ratio, the market value to book value ratio and the market value to operating cash flow ratio of the common stock of such companies.

         "Governmental Authority" means any U.S. federal, state or local government, governmental authority, regulatory or administrative agency, governmental commission, board, bureau, court or tribunal or any other similar arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.







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                                5




         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

         "Liabilities, Actions and Damages" means any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever including, without limitation, any incidental or consequential damages.

         "Merchandise" means food, groceries, general merchandise, pharmacy-related products and other merchandise sold currently and in the future in Pathmark supermarkets and drug stores.

         "Past Practices" has the meaning specified in the recitals to this Agreement.

         "Pathmark" has the meaning specified in the preamble to this Agreement.

         "Pathmark/Blair Merchandise" means all Merchandise ordered from a Vendor by Pathmark on behalf of Plainbridge, intended to be ultimately sold and delivered by Plainbridge to Pathmark.

         "Pathmark/Blair Logistics Manual" has the meaning specified in the recitals to this Agreement.

         "Pathmark Distribution Assets" has the meaning specified in Section 10.04(a).

         "Pathmark Forced Termination" has the meaning specified in
    Section 10.04(a).

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Piggyback Order" means a purchase order by Plainbridge for Merchandise from Vendors in contemplation of resale to third parties, which orders are placed with Vendors at the same time and as part of the same order as a purchase order for Pathmark/Blair Merchandise.

         "Plainbridge" has the meaning specified in the preamble to this Agreement.

         "Plainbridge Asset and Liability Transfer" has the meaning specified in the recitals to this Agreement.

         "Plainbridge Credit Agreement" means the bank credit agreement, dated as of October 26, 1993, among Plainbridge, the lenders listed on the signature pages thereof and Bankers Trust Company, as Agent, as amended, modified, or supplemented from time to time.

         "Plainbridge Security Agreement" means the security agreement, dated as of October 26, 1993, between Plainbridge and Bankers
    Trust Company, as agent for the lenders party to the Bank Credit Agreement, as amended, modified, or supplemented from time to time.

         "Plainbridge Disbursement Account" means the account established in the name of Plainbridge at a bank or similar financial institution and from which Plainbridge shall make payment to Vendors.




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                                6




         "Plainbridge Permit" means any franchise, grant, authorization, license, permit, easement, variance, exemption, consent, certificate, approval, or other order necessary for Plainbridge to own, lease, and operate its properties or to carry on the Blair Businesses in the manner contemplated by this Agreement.

         "Plainbridge Subsidiary" means a Subsidiary of Plainbridge.

         "Public Share Value" of a share of Common Stock as of the date of payment for the Pathmark Distribution Assets shall be the average closing price of a share of Common Stock on such national securities exchange as may be designated by the Common Stock Company, in the event that the Common Stock is not listed for trading on a national securites exchange but is quoted on an automated quotation system, the average closing bid price per share of Common Stock on such automated quotation system or, in the event that the Common Stock is not quoted on any such system, the average of the closing bid prices per share of Common Stock as furnished by a professional marketmaker making a market in the Common Stock designated by the Common Stock Company
    (the "Average Closing Price"), for the 30-day period ending on such date. The Average Closing Price of a share of Common Stock shall be determined by dividing (i) the sum of the closing prices for the Common Stock on each day that the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system or by such marketmaker, as the case may be, during the 30-day period, by (ii) the number of days on which the Common Stock was traded and a closing price was reported on such national securities exchange or such automated quotation system or by such marketmaker, as the case may be, during the 30-day period.

         "Subsidiary" of a Person means any corporation, partnership, joint venture, association or other entity controlled by such Person directly or indirectly through one or more intermediaries.

         "Top-Up Merchandise" has the meaning specified in
    Section 4.01(a).

         "Upcharge" has the meaning specified in Section
    6.01(a).

         "Vendor" means a vendor from whom Pathmark proposes to purchase or purchases Merchandise or whom it invites to bid to act as a supplier of Merchandise.

         "Voting Stock" means capital stock issued by a corporation, or the equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote may have been suspended by the happening of such a contingency.


                           ARTICLE II

      PURCHASE OBLIGATIONS AND ACQUISITION OF MERCHANDISE

         SECTION 2.01. Agreement to Purchase. (a) Subject to the provisions of this Agreement, Pathmark shall purchase from Plainbridge, and Plainbridge shall sell to Pathmark, on the terms and conditions set forth in this Agreement, such of Pathmark's Merchandise requirements as Pathmark may request; provided, however, that Plainbridge shall not be required to supply Merchandise that is sold to Pathmark solely on a Vendor direct-to-store delivery basis.

         (b) Pathmark shall at all times be permitted to solicit bids from, and to purchase its Merchandise






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                                7




requirements and obtain warehousing and distribution services from, third-party suppliers of warehousing and distribution services; provided, however, that irrespective of whether Pathmark has so utilized such third parties, Pathmark shall remain obligated to pay to Plainbridge the Minimum Annual Upcharge Payment pursuant to Section 6.02.

         SECTION 2.02. Directed Purchases from Vendors. (a) Following the date hereof, and thereafter from time to time, Pathmark shall, on or about the time of its placement of a purchase order with a Vendor for Pathmark/Blair Merchandise, deliver to Plainbridge a copy of such purchase order. All Pathmark/Blair Merchandise shall be ordered by Pathmark on behalf, and for the account, of Plainbridge. Plainbridge shall purchase, receive from, and pay the Vendor for, in accordance with the terms and conditions of such purchase orders, and store and, at Pathmark's direction and subject to Section 2.04, sell and deliver to Pathmark, all such Pathmark/Blair Merchandise.

         (b) With respect to all Merchandise shipped from Vendors directly to Pathmark, Pathmark shall purchase such Merchandise on its own behalf and for its own account; provided, however, that Pathmark may still designate Plainbridge or a Plainbridge Subsidiary to act as Pathmark's carrier for the transportation of such Merchandise from the Vendor to Pathmark. Any and all fees that Plainbridge or a Plainbridge Subsidiary, as the case may be, may charge Pathmark for such transportation services not relating to Pathmark/Blair Merchandise are not contemplated by and do not come within the scope of this Agreement.

         (c) Pathmark shall be responsible for negotiating all relevant terms and conditions of purchase for Pathmark/Blair Merchandise purchased from Vendors, including, without limitation, the types of merchandise desired, the quantities required, approximate delivery schedules, pricing, and terms and conditions of payment.

         SECTION 2.03.  Warranty and Passing of Title.
(a) Plainbridge warrants to Pathmark that, upon delivery to Pathmark, Pathmark shall have good and marketable title to the Pathmark/Blair Merchandise delivered to Pathmark pursuant to this Agreement. Plainbridge shall indemnify and hold harmless Pathmark and its officers, directors, employees, agents, and advisors from and against any and all Liabilities, Actions and Damages (including, without limitation, reasonable fees and expenses of counsel) arising out of, in connection with, or by reason of any breach of the warranty in this Section 2.03(a).






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                                8




         (b) Title to and risk of loss with respect to, and responsibility for, all Pathmark/Blair Merchandise delivered to Pathmark pursuant to this Agreement shall pass from Plainbridge to Pathmark at the point of its delivery to the applicable Pathmark store location. Prior to such time, Plainbridge shall have title to and risk of loss with respect to, and responsibility for, all Pathmark/Blair Merchandise received by it from Vendors.

         SECTION 2.04.  Merchandise Pricing and Payment.
(a) The delivery of Pathmark/Blair Merchandise by Plainbridge to Pathmark shall create a payable on the part of Pathmark to Plainbridge for an amount equal, subject to the provisions of this Section 2.04, to the amount indicated on the purchase order submitted by Pathmark to the Vendor for such Pathmark/Blair Merchandise, as such amount may subsequently be adjusted by mutual agreement between Pathmark and such Vendor, and, if not included in such purchase order, any and all contracted freight costs relating to the transportation of such Pathmark/Blair Merchandise from the Vendor to Plainbridge (the "Base Price"). Payables incurred hereunder shall be paid by Pathmark to Plainbridge as set forth in Section 2.04(b) and
(f).

         (b) Plainbridge shall offer to Pathmark terms and conditions of payment for all Pathmark/Blair Merchandise equivalent to the terms and conditions of payment for such Pathmark/Blair Merchandise offered by the Vendor to Plainbridge. Pathmark agrees to pay to Plainbridge an amount sufficient to enable Plainbridge to pay the Vendors' amounts owing under any purchase order for Pathmark/Blair Merchandise at the time that the Vendor requires payment from Plainbridge in respect thereto. The aggregate of such payments shall be applied against the aggregate payables incurred under
Section 2.04(a).

         (c) If requested by a Vendor, Pathmark may, in its sole discretion, guarantee any payment obligations of Plainbridge to such Vendor which relate to Pathmark/Blair
Merchandise. Plainbridge shall not sell any such Pathmark/Blair Merchandise to third parties without the prior written consent of Pathmark.

         (d) All Discounts and Allowances made available by Vendors to Plainbridge in respect of Pathmark/Blair Merchandise shall reduce the Upcharge owed by Pathmark to Plainbridge in respect of such Pathmark/Blair Merchandise; provided, however, that no such reduction shall occur if such Discounts and Allowances have been or will be paid directly to Pathmark; and provided further that if such Discounts and





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                                9




Allowances are already accounted for in the Vendor's invoice to Plainbridge in respect of such Pathmark/Blair Merchandise, then such Discounts and Allowances shall reduce the Base Price, and not the Upcharge, of such Pathmark/Blair Merchandise. Pathmark shall be responsible for notifying Plainbridge of the availability of such Discounts and Allowances, and Plainbridge shall assist Pathmark in its efforts to secure such Discounts and Allowances. There shall be no reduction in the applicable Upcharge or Base Price, as the case may be, for any Discounts or Allowances made available by Vendors to Plainbridge solely as a result of actions taken or not taken by Plainbridge. Any and all Discounts or Allowances lost by, or interest charged by Vendors to, Plainbridge as a result of late payment by Pathmark to Plainbridge for Pathmark/Blair Merchandise shall be promptly paid by Pathmark to Plainbridge upon the incurrence of any such lost Discounts or Allowances or Vendor interest. Any and all charges over and above the Base Price from a Vendor to Plainbridge as a result of actions taken or not taken solely by Plainbridge shall not increase the Upcharge payable by Pathmark to Plainbridge.

         (e)  All Billbacks related to Pathmark/Blair
Merchandise shall be for the account of Pathmark, unless the availability of such Billbacks is solely the result of actions taken or not taken solely by Plainbridge, in which case they shall be for the account of Plainbridge. Pathmark shall be responsible for tracking and collecting Billbacks that are for its account; provided, however, that Plainbridge shall promptly remit to Pathmark all Billbacks received by Plainbridge which are for the account of Pathmark.

         (f) Pathmark's payment obligations to Plainbridge under this Section 2.04 shall be discharged by the delivery by Pathmark of immediately available funds in the required amounts to the Plainbridge Disbursement Account. Such payments shall be made at or before the time that payment is due from Plainbridge to the Vendor of the Pathmark/Blair Merchandise to which such payments relate.

         SECTION 2.05. Service Level Requirement. Subject to the availability of Pathmark/Blair Merchandise at Plainbridge facilities, Plainbridge shall deliver Pathmark/Blair Merchandise to Pathmark at a 98% or better Service Level, as determined and defined in the Pathmark/Blair Logistics Manual. If a failure by Plainbridge to meet such Service Level results in a material adverse economic effect on Pathmark, Plainbridge shall promptly pay to Pathmark that amount of money determined to have been lost by Pathmark as a result of such failure.







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                               10




         SECTION 2.06.  Plainbridge Sales to Third Parties.
(a) Plainbridge may purchase and sell Merchandise for its own account to third parties; provided, however, that subject to the third sentence of this subsection 2.06(a), Plainbridge may not sell to Competing Retailers without Pathmark's prior written consent, which consent shall not be unreasonably withheld. Upon the occurrence of a default by Plainbridge under the Plainbridge Bank Credit Agreement and the exercise by the lenders thereunder of their rights in respect of the Merchandise pursuant to the terms of the Plainbridge Security Agreement, Pathmark shall have the right to purchase, and, if such right to purchase is exercised, Plainbridge shall sell to Pathmark, for cash, within 30 days of written notice to Pathmark that such lenders intend to exercise such rights, all or a portion all Merchandise (including Pathmark/Blair Merchandise) purchased by Plainbridge and warehoused as stored by Plainbridge at the time of such default (i) with respect to Plainbridge/Blair Merchandise, on the terms and conditions contemplated by this Agreement and (ii) with respect to Merchandise purchased by Plainbridge for its own account, on terms and conditions customary in the industry at such time; provided that all payments will be made directly to the Agent under the Plainbridge Bank Credit Agreement. It is understood that, in the event or to the extent that Pathmark does not exercise such right, the restriction on sales to third parties contained in the first sentence of Subsection 2.06(a) or in the second sentence of Subsection 2.04(c) would not restrict the rights of Plainbridge's lenders under the Plainbridge Security Agreement.

         (b) Plainbridge shall be permitted to make Piggyback Orders; provided, however, that such Piggyback Orders may not interfere with the delivery schedules, quantity requirements or any other needs of Pathmark in connection with the Pathmark/Blair Merchandise underlying such Piggyback Orders. All Discounts and Allowances included in a Vendor's invoice shall be credited to the account of Plainbridge to the extent that they relate to the Piggyback Order. Discounts and Allowances not included in the Vendor's invoice to Plainbridge but paid separately by the Vendor, by the granting of credits to Plainbridge or otherwise, shall be for the account of Pathmark. Pathmark may, in its sole discretion, grant additional cost allowances relating to such Piggyback Orders to Plainbridge to aid in the development of the Piggyback Order business of Plainbridge.


                          ARTICLE III

                          WAREHOUSING

         SECTION 3.01. Warehousing. Plainbridge shall be responsible for the warehousing and storage of all Pathmark/Blair Merchandise. Plainbridge shall determine the facilities at which Pathmark/Blair Merchandise shall be warehoused and stored; provided that the Upcharges applicable to a particular merchandise line shall not be increased due to the storage of such merchandise in warehouse locations not in accordance with Past Practices, as specified in the Pathmark/Blair Logistics Manual, without Pathmark's prior written consent.

         SECTION 3.02. Permits; Compliance. If Plainbridge is unable to obtain or maintain any franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, or other orders necessary for it to own, lease, and operate its properties or to carry on the Blair Businesses in the manner in which this Agreement contemplates (the "Blair Permits"), Pathmark may use a third party to supply the services contemplated in this Agreement to be provided by Plainbridge to the extent Plainbridge is unable to do so ("Blair Permit

Noncompliance"); provided that Pathmark shall use reasonable efforts to engage a third party which can supply such services to Pathmark at the lowest practicable cost. If Pathmark engages a third party to supply any such services because of Blair Permit Noncompliance, the Minimum Annual Upcharge Payment (as defined in Section 6.02) shall be reduced, during the period of Blair Permit Noncompliance, by the sum of (i) the aggregate of the Upcharges that would have been applicable, if Pathmark had purchased such Merchandise through Plainbridge, on that quantity and type of Merchandise purchased by Pathmark through such third-party supplier and (ii) the excess, if any, of Pathmark's cost of purchasing such Merchandise from such third-party supplier over the sum of (A) the Base Price and (B) the Upcharge that would have been applicable to such Merchandise if Pathmark had purchased such Merchandise through Plainbridge. If Plainbridge subsequently obtains or returns to effectiveness the applicable Blair Permits, the Minimum Annual Upcharge Payment shall (i) for the period in which there existed Blair Permit Noncompliance, be reduced in accordance with the immediately preceding sentence, and (ii) upon the return to effectiveness of the Blair Permits, be further reduced by the sum of (A) the aggregate of the Upcharges that would have been applicable, if Pathmark had purchased such Merchandise through Plainbridge, on that quantity and type of Merchandise purchased by Pathmark through a third-party supplier with whom Pathmark shall, because of the Blair Permit Noncompliance, have entered into any contract or arrangement to provide the services contemplated in this Agreement to be provided by Plainbridge and which contract or arrangement cannot be immediately discontinued by Pathmark and is continuing, and (B) the difference, if any, between Pathmark's cost of purchasing such Merchandise from such third-party supplier and the sum of (1) the Base Price and (2) the Upcharge that would have been applicable to such Merchandise if Pathmark had purchased such Merchandise through Plainbridge.

         SECTION 3.03.  Storage and Handling Capacity.
(a) Plainbridge shall make available storage and handling capacity sufficient to accommodate Pathmark/Blair Merchandise, in accordance with Past Practices. In addition, Plainbridge shall provide storage and handling capacity sufficient to accommodate increases in the volume (measured by total case shipments) of Pathmark/Blair Merchandise of up to five percent per year, subject to the provisions of Sections 6.02(d) and
(e). If Plainbridge fails to meet such annual capacity growth requirement, Plainbridge shall promptly pay to Pathmark the cost incurred by Pathmark to obtain such additional capacity through alternate suppliers, less the aggregate upcharges that would have been payable pursuant to this Agreement in respect of all Pathmark/Blair Merchandise handled by such alternate suppliers through such additional capacity.

         (b) Pathmark shall promptly, as they are incurred, reimburse Plainbridge for all reasonable incremental out-of-pocket costs (but not capital costs) incurred by Plainbridge for the storage and handling of Pathmark/Blair Merchandise that is in excess of the capacity Plainbridge is required to provide pursuant to Section 3.03(a); provided such out-of-pocket costs do not exceed the costs of storage and handling at independent warehouses operating in the same geographic regions as the Blair Businesses.


                           ARTICLE IV

                           INVENTORY

         SECTION 4.01. Inventory. (a) Plainbridge shall at all times maintain, for the exclusive use of Pathmark, an inventory of Pathmark/Blair Merchandise with a book value of at least $130 million. To the extent that the inventory of Pathmark/Blair Merchandise shall fall below such level, Plainbridge shall promptly notify Pathmark of the amount of the deficiency and shall purchase sufficient Merchandise ("Top-Up Merchandise") to maintain such level; provided that Pathmark shall have ordered such Merchandise from Vendors. Pathmark shall be liable for the Upcharge on, and the Base Price of, Top-Up Merchandise only upon the delivery to Pathmark of such Top-Up Merchandise from Plainbridge.

         (b) The purchase by Pathmark of Merchandise from other third-party suppliers in accordance with Section 2.01(b) shall not relieve Plainbridge of its obligations to comply with the provisions of Section 4.01(a).

         (c) Plainbridge shall keep separate books of account and records, in accordance with United States generally accepted accounting principles, with respect to (i)
Pathmark/Blair Merchandise and (ii) other Merchandise purchased by Plainbridge for resale to third parties.

         SECTION 4.02.  Excess Inventory.  (a)  Pathmark may
designate any Pathmark/Blair Merchandise as "excess inventory".
Plainbridge may, upon obtaining Pathmark's prior written consent, sell such excess inventory to third parties at prices to be determined by Pathmark. Pathmark shall reimburse Plainbridge promptly for all losses realized on the disposition of such excess inventory.

         (b) At Pathmark's sole discretion, Plainbridge may repurchase excess inventory of Pathmark/Blair Merchandise that is located at Pathmark stores from Pathmark at a price equal to the cost of such Pathmark/Blair Merchandise to Pathmark (it being understood that such cost includes the Upcharge charged to Pathmark by Plainbridge when such Pathmark/Blair Merchandise was delivered to Pathmark). Written consent, which consent shall not be unreasonably withheld, shall be required from Pathmark for sales by Plainbridge of such excess inventory to Competing Retailers.

         SECTION 4.03.  Quality Control.  (a)  All
Pathmark/Blair Merchandise purchased by Pathmark pursuant to this Agreement shall comply with, and be shipped and stored in accordance with, the standards and specifications (including, without limitation, temperature controls, sanitation standards, date code reviews and packaging inspections) set forth in the Pathmark/Blair Logistics Manual and with all such other reasonable and practicable standards and specifications, expressed in comparable detail, of a nature similar to and requiring tolerances no more onerous to Plainbridge than those currently contained in the Pathmark/Blair Logistics Manual, as may be furnished to Plainbridge in writing from time to time by Pathmark (the "Standards and Specifications").

         (b) Pathmark shall not be obligated to purchase any Pathmark/Blair Merchandise that does not meet Pathmark's quality standards indicated on the applicable purchase order or which shall have been previously communicated to the Vendor and Plainbridge and negotiated with and accepted by the Vendor; provided, however, that Pathmark may not impose on Plainbridge any standards that are more stringent than those accepted by the Vendor. Plainbridge shall be responsible for ensuring that any Pathmark/Blair Merchandise determined to be inferior to the quality standards established by Pathmark is rejected or returned to Vendors and not accepted for shipment to Pathmark stores; provided, however, that the requirement that Plainbridge maintain product quality standards shall not be construed as requiring Plainbridge to perform detailed inspections of all Pathmark/Blair Merchandise for compliance with the Standards and Specifications; and provided further that Plainbridge shall not be responsible for inspecting any Pathmark/Blair Merchandise already inspected by Pathmark. Plainbridge shall also be responsible for ensuring that Pathmark/Blair

Merchandise receiving, selection, and delivery functions are handled in such a manner that Pathmark product dating code standards, as set forth in the Pathmark/Blair Logistics Manual, are met.

         (c) Notwithstanding Plainbridge's responsibility for quality control, Pathmark may from time to time place its representatives at Plainbridge's facilities to ensure that the Pathmark/Blair Merchandise being accepted meets the standards established pursuant to Sections 4.03(a) and (b). Plainbridge shall permit Pathmark's duly authorized representatives (the "Inspectors") to inspect the facilities of Plainbridge maintained or used in the storage and handling of Pathmark/Blair Merchandise (the "Facilities") at any reasonable time in order to verify that the Facilities and the Pathmark/Blair Merchandise comply with the Standards and Specifications and shall provide workspace sufficient to accommodate the reasonable requirements of such Inspectors; provided that such Inspectors shall conduct themselves in such a way as not to unduly interfere with Plainbridge's business operations. Subject to the foregoing, Plainbridge shall:

         (i) permit the Inspectors to have full access to all employees and agents of Plainbridge involved in the storage, handling and distribution of Pathmark/Blair Merchandise and otherwise in the performance of Plainbridge's obligations under this Agreement, and use ordinary diligence to ensure the cooperation of such employees and agents, as may be reasonably necessary for carrying out the duties set forth in this Section 4.03(d); provided that Pathmark shall not solicit or endeavor to entice away any employee of Plainbridge, or otherwise interfere with the lawful business between Plainbridge and any employee thereof;

        (ii) permit the Inspectors to examine all phases of the storage and handling of Pathmark/Blair Merchandise and, solely at Plainbridge's expense, to sample, in reasonable quantities, all such Pathmark/Blair Merchandise at any reasonable time in order to verify that such procedures comply with Pathmark's Standards and Specifications; provided that such inspection does not interfere with the ordinary business operations of Plainbridge; and

       (iii) permit the Inspectors access to all areas of the Facilities, including, without limitation, all receiving areas, storage areas and facilities, and all equipment, relating to the handling, rotation or transportation of Pathmark/Blair Merchandise, and to perform inspections or other tests to the extent reasonably necessary in order to verify that such facilities and equipment perform in a manner that complies with Pathmark's Standards and Specifications.

         (d)  Plainbridge further acknowledges that,
notwithstanding any rights of Pathmark provided for under
Section 4.03(c), Pathmark expressly reserves the right to enforce any and all provisions of this Section 4.03 at all times, without regard to any previous failure to exercise any such rights.

         (e) Plainbridge hereby guarantees to Pathmark that any and all Pathmark/Blair Merchandise delivered by Plainbridge to Pathmark or any Affiliate of Pathmark shall, as of the date of such delivery and insofar as applicable, (i) be Merchandise that may be introduced into interstate commerce pursuant to the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Secs. 301 et seq.,
(ii) conform to all applicable consumer product safety Laws, standards, rules and regulations promulgated under the Federal Consumer Product Safety Act, 15 U.S.C. Secs. 2051 et seq., and shall not be a banned hazardous product thereunder, (iii) conform to all applicable consumer product safety Laws, standards, rules and regulations promulgated under the Federal Hazardous Substances Act, 15 U.S.C. Secs. 1261 et seq., and shall not be a banned hazardous substance thereunder, and (iv) have been inspected by the United States Department of Agriculture and be Merchandise that may be introduced into interstate commerce pursuant to, and shall not be adulterated or misbranded as determined under, the Federal Meat Inspection
Act, 21 U.S.C. Secs. 601 et seq. Plainbridge further guarantees that any such Pathmark/Blair Merchandise shall comply with all other federal Laws, rules and regulations of all political subdivisions of the United Sates of America and with the Laws, rules and regulations of the respective states and their respective political subdivisions, whether now or hereinafter enacted. Plainbridge agrees that if any Pathmark/Blair Merchandise is found to violate any of the above indicated
Laws, standards, rules or regulations, or is otherwise rendered unmarketable by any Governmental Authorities administering such Laws, standards, rules and regulations, Plainbridge shall accept return of the Pathmark/Blair Merchandise, if such Pathmark/Blair Merchandise shall not have been seized or condemned by any such Governmental Authority, and shall refund to Pathmark the cost thereof as billed to Pathmark together with any reasonable and necessary transportation charges incurred in said return. If any such Pathmark/Blair Merchandise shall have been seized by a Governmental Authority, Plainbridge shall refund to Pathmark the cost thereof as billed to Pathmark but will be entitled to defend, in Plainbridge's own name and at its own expense, any such seizure, and to obtain possession of such Pathmark/Blair Merchandise in the event that Plainbridge is successful in such defense.


                           ARTICLE V

                            DELIVERY

         SECTION 5.01. Delivery. (a) Plainbridge or a Plainbridge Subsidiary shall deliver Pathmark/Blair Merchandise to Pathmark stores in a timely manner as specified in the Pathmark/Blair Logistics Manual, using its best efforts to meet Pathmark's reasonable delivery schedules by, among other things, appropriately scheduling deliveries from Vendors to Plainbridge's storage facilities, insofar as it has discretion within the delivery schedule indicated by Pathmark to the Vendor. Pathmark shall direct Plainbridge or a Plainbridge Subsidiary, as the case may be, as to what Pathmark/Blair Merchandise shall be delivered to which Pathmark stores. Plainbridge or a Plainbridge Subsidiary shall ensure that Pathmark/Blair Merchandise received is available for shipment within the periods designated in the Pathmark/Blair Logistics Manual. Neither Plainbridge nor a Plainbridge Subsidiary may, without Pathmark's prior written consent, change the method or pattern of delivery in a manner that, in the sole determination of Pathmark, adversely impacts Pathmark's operations. Pathmark shall notify Plainbridge or a Plainbridge Subsidiary, as the case may be, of (i) any restrictions imposed by local ordinances, not existing on the date of this Agreement, on the delivery of Merchandise to existing stores and (ii) any restrictions imposed by local ordinances on the delivery of Merchandise to new stores.

         (b) Subject to Section 3.03, Plainbridge or a Plainbridge Subsidiary, as the case may be, shall increase the number of deliveries of Pathmark/Blair Merchandise to Pathmark stores and the number of trailers available for such deliveries commensurate with any increase by Pathmark in the number of its stores and at the rate per new store specified in the Pathmark/Blair Logistics Manual.

         (c) Pathmark shall be responsible for the unloading of Pathmark/Blair Merchandise at each store and shall provide approximately that number of man-hours of labor per load as is specified in the Pathmark/Blair Logistics Manual for such task. Plainbridge or Plainbridge Subsidiary drivers shall assist in the unloading of Pathmark/Blair Merchandise delivered to stores.

         (d) Plainbridge or a Plainbridge Subsidiary, as the case may be, shall retrieve all trailers delivered to Pathmark stores within the periods specified in the Pathmark/Blair
Logistics Manual.

         (e) Pathmark shall pay the detention fee specified in the Pathmark/Blair Logistics Manual for any delay incurred by Plainbridge or a Plainbridge Subsidiary as a result of a trailer being retained by Pathmark in excess of the standard delivery periods specified in the Pathmark/Blair Logistics Manual.

         (f) Pathmark shall pay a storage fee to Plainbridge or a Plainbridge Subsidiary, as the case may be, in connection with any trailers used by Pathmark other than for the delivery of Pathmark/Blair Merchandise to and from Pathmark stores. Such storage fee shall not exceed the cost of a third-party rental of equivalent equipment plus the related out-of-pocket costs incurred by Plainbridge or such Plainbridge Subsidiary. Such storage costs shall not be applicable to trailers used by Pathmark for temporary storage purposes, where such trailers are available from among the fleet of trailers normally allocated by Plainbridge for Pathmark/Blair Merchandise, as specified in the Pathmark/Blair Logistics Manual.

         (g) Pallets normally maintained in the Facilities shall be considered the property of Plainbridge. Pathmark shall not be responsible for any losses of such pallets due to breakage or normal shrinkage during the ordinary course of Plainbridge's distribution and transportation operations, except that Pathmark shall be responsible for duly documented material losses of such assets that occur at Pathmark stores.

         SECTION 5.02. Vendor Direct-to-Store Deliveries. Pathmark shall determine whether any Merchandise is to be delivered by a Vendor directly to Pathmark stores ("Direct-to-Store Deliveries"). Pathmark shall in good faith attempt to designate Plainbridge or a Plainbridge Subsidiary as the carrier for Direct-to-Store Deliveries; provided that Plainbridge's or a Plainbridge Subsidiary's charges for such delivery are no greater than the lesser of (i) the applicable Vendor's prepaid freight charge and (ii) the fee that would be charged for such delivery by third party carriers. Pathmark shall not be liable for additional freight charges that may be incurred by Plainbridge or such Plainbridge Subsidiary in connection with such Direct-to-Store Deliveries that are over and above the agreed-upon payment from Pathmark to Plainbridge or such Plainbridge Subsidiary. Any Vendor freight allowances, which shall be for the account of Plainbridge, shall reduce the freight fee charged to Pathmark by Plainbridge or such Plainbridge Subsidiary, as the case may be.


                           ARTICLE VI

                           UPCHARGES

         SECTION 6.01. Upcharges. (a) Upon the delivery of Pathmark/Blair Merchandise to Pathmark by Plainbridge, Pathmark shall pay Plainbridge a fee (an "Upcharge") in the amounts specified in the Pathmark/Blair Logistics Manual. It is expressly understood that Upcharges shall vary depending on the type of Pathmark/Blair Merchandise and its value.

         (b) Annual cost benefits derived from increases in the volume of Pathmark/Blair Merchandise, as applied to the applicable fiscal year's average cost per case, and increases in the volume of Plainbridge's sales to third parties over the volumes and values specified in the Pathmark/Blair Logistics Manual shall be shared between Plainbridge and Pathmark. Such benefits shall be calculated for each fiscal year period by subtracting the Plainbridge variable Upcharge (as specified in the Pathmark/Blair Logistics Manual) from the actual Upcharge relating to the type and value of such Pathmark/Blair Merchandise and third party sales. The result shall be divided equally between Pathmark and Plainbridge.

         (c) Consistent with Past Practices, Plainbridge shall provide an allowance to Pathmark on all Pathmark/Blair Merchandise equal to 1% of the Base Price (before deduction of cash discounts). Such allowance shall be charged to the various distribution facilities on a weekly basis in accordance with the formula contained in the Pathmark/Blair Logistics Manual, and shall be deducted from the weekly installment of the Minimum Annual Upcharge Payment described in Section 6.02. In the event that variations in the amount of Pathmark/Blair Merchandise ordered by Pathmark are so great as to materially adversely affect Plainbridge's ability to pay its weekly expenses, Plainbridge shall provide the allowance to Pathmark on a bi-weekly basis for as long as such ability shall be so affected.

         SECTION 6.02.  Minimum Annual Upcharge Payment.
(a) Pathmark shall be obligated to pay Plainbridge a minimum annual fee (the "Minimum Annual Upcharge Payment") of $134,879,000, the Upcharge fee that would result if 95% of the actual volume level for 1992 was achieved; provided that the Minimum Annual Upcharge Payment shall be reduced by the allowance described in Section 6.01(c). The Minimum Annual Upcharge Payment shall be increased, but not decreased, by an amount equal to the annual rate of inflation, as calculated using the consolidated internal inflation factors that are used by Pathmark for its computations of inventory valuations based on the "Last In, First Out" methodology in accordance with United States Generally Accepted Accounting Principles.

         (b) The Minimum Annual Upcharge Payment shall be payable in equal weekly installments on the last Business Day of each week. The amount of such weekly installments shall be calculated by dividing (x) the Minimum Annual Upcharge Payment, as it may be increased pursuant to Section 6.02(a), by (y) 52 or 53, as the case may be, depending on the number of weeks in the applicable fiscal year of Pathmark; provided, however, that the installments payable on the last Business Day of the first week of each fiscal month shall be adjusted by (i) the aggregate fiscal year-to-date Upcharges, based upon the actual Upcharges, actually paid or payable by Pathmark to Plainbridge for fiscal year-to-date purchases, and (ii) the sum of the aggregate fiscal year-to-date Upcharges actually paid by Pathmark to Plainbridge for fiscal year-to-date purchases, including installments on the Minimum Annual Upcharge Payment and any adjustments thereto. If the amount calculated pursuant to subclause (i) above exceeds the amount calculated pursuant to subclause (ii) above, such excess shall be added to the first weekly installment payable from Pathmark to Plainbridge subsequent to the monthly calculation. If the amount calculated pursuant to subclause (i) above is less than the amount calculated pursuant to subclause (ii) above, such shortfall shall be deducted from the first weekly installment payable from Pathmark to Plainbridge subsequent to such monthly calculation; provided, however, that no such deduction may be taken if it would reduce the aggregate fiscal year-to-date Upcharge payments to an amount less than the pro rata fiscal year-to-date Minimum Annual Upcharge Payment as calculated based on a 52-week or 53-week year, as applicable.

         (c) As promptly as practicable after the end of each fiscal year, Pathmark and Plainbridge shall calculate (i) the aggregate Upcharges payable to Plainbridge by Pathmark during such fiscal year (the "Actual Upcharge") and (ii) the aggregate Minimum Annual Upcharge Payment installments and monthly adjustments actually paid to Plainbridge by Pathmark during such fiscal year (the "Paid Upcharge"). Promptly upon the completion of such calculations: (i) Pathmark shall pay to Plainbridge the amount, if positive, equal to (x) the Actual Upcharge less (y) the Paid Upcharge; and (ii) Plainbridge shall pay to Pathmark the amount, if positive, equal to (x) the Paid Upcharge less (y) the Actual Upcharge; provided, however, that such amount shall not be paid if such payment would reduce the Minimum Annual Upcharge Payment, as it may be increased pursuant to Section 6.02(a).

         (d) In the event that during the term of this Agreement Pathmark disposes of any of its stores, which stores are not replaced with substitute stores, such that (i) the total number of Pathmark supermarket stores is less than 146 or
(ii) the total number of Pathmark drugstores is less than 33, the Minimum Annual Upcharge Payment shall thenceforth be reduced by the product of (x) the Minimum Annual Upcharge Payment and (y) a fraction the numerator of which shall be the aggregate Upcharges paid by Pathmark in respect of Pathmark/Blair Merchandise purchased for such stores during the preceding fiscal year and the denominator of which shall be the aggregate Upcharges paid by Pathmark during the preceding fiscal year. In addition, upon the occurrence of such an event, Pathmark and Plainbridge hereby agree to negotiate in good faith to determine whether such reduced level in the number of stores will continue to exist for the then foreseeable future and, if so, to renegotiate in good faith an appropriate reduction in the capacity growth requirement of
Section 3.03(a).

         (e) In the event that Pathmark experiences a reduction in its volume requirements (other than a volume reduction due to store dispositions) such that the volume of purchased Pathmark/Blair Merchandise in any one fiscal year is less than 90% of the actual volume level for 1992, the parties agree to renegotiate in good faith (i) a reduction in the Minimum Annual Upcharge Payment to the extent that Plainbridge is able to realize reductions in its fixed or variable operating costs as a result of such decreased volume and (ii) a reduction in the capacity growth requirement of Section 3.03(a) in the event that Pathmark and Plainbridge agree, negotiating in good faith, that Pathmark will continue to experience such reduced volume level for the then foreseeable future.


                          ARTICLE VII

                  SHORTAGES AND VENDOR RETURNS

         SECTION 7.01. Shortages. (a) Plainbridge shall grant Pathmark a general, fixed credit for shortages, damages, and misselects that reduce assumed full pallet quantities billed to Pathmark. This credit shall be equal to a percentage of the billed cost of the Pathmark/Blair Merchandise, as specified in the Pathmark/Blair Logistics Manual. Shortages or overages (greater than full pallet shipments) that are actually discovered shall be reported and investigated as specified in the Pathmark/Blair Logistics Manual.

         (b) Plainbridge shall conduct annual physical inventories at each of its warehouses, the results of which shall be compared with Plainbridge's book inventory records to determine losses or overages. Any shrink losses so determined shall be for the account of Plainbridge. If any such physical inventory discloses overages, such overages shall be offset against any previous shrink losses occurring in the same fiscal year to determine if there is a net overage. Pathmark shall be credited for any such net overage to reflect undelivered Pathmark/Blair Merchandise that had been assumed delivered to Pathmark.

         SECTION 7.02. Reclamation. (a) Pathmark shall return all Damaged or Dated Merchandise to Plainbridge, which shall then dispose of all such Damaged or Dated Merchandise. Plainbridge shall determine the manner in which Damaged or Dated Merchandise is to be disposed of; provided that any such disposition not consistent with the policies established in the Pathmark/Blair Logistics Manual must be approved by Pathmark. Plainbridge shall pursue the most cost effective means of processing Damaged or Dated Merchandise. Plainbridge shall be prohibited from selling Damaged or Dated Merchandise, without the prior written consent of Pathmark, to any third party that is in the business of reselling, or that could reasonably be expected to resell, such Damaged or Dated Merchandise to Competing Retailers.

         (b) Pathmark shall receive a credit from Plainbridge offsetting the base price and Upcharges previously paid for Damaged or Dated Merchandise, equal to the lesser of (i)

Pathmark's cost of such Damaged or Dated Merchandise, (ii) any credit relating to such Damaged or Dated Merchandise that Plainbridge receives from the applicable Vendor, which credit Plainbridge shall use all reasonable efforts to obtain, and
(iii) the net proceeds to Plainbridge of any sale of such Damaged or Dated Merchandise to third parties.


                          ARTICLE VIII

              FORCE MAJEURE; PLAINBRIDGE INSURANCE

         SECTION 8.01.  Occurrence of Event of Force Majeure.
(a) If, as a result of the occurrence of an Event of Force Majeure, either party is unable to perform its obligations under this Agreement, in whole or in part, subject to Section 8.01(b) below, such obligations shall be temporarily suspended to the extent, but only to the extent, that they cannot be performed as a result of such Event of Force Majeure; provided that such suspension shall be in effect only for the period during which such Event of Force Majeure shall be continuing; and provided further that the party shall diligently attempt to remove the cause of its inability to fully perform such obligations and shall keep the other party advised on a regular basis of its progress in removing the cause of its inability to fully perform such obligations. If an Event of Force Majeure prevents Plainbridge from performing some or all of its obligations under this Agreement, the Minimum Annual Upcharge Payment shall be reduced proportionately to the extent that Plainbridge is so prevented from performing such obligations.

         (b) Notwithstanding any other provision of this Agreement, if during the term of this Agreement, as a result of the occurrence and continuance of an Event of Force Majeure, Plainbridge shall be unable to supply Pathmark/Blair Merchandise to Pathmark in the quantities required pursuant to this Agreement for a period exceeding 180 consecutive days, Pathmark shall have the right to terminate this Agreement.

         Section 8.02. Plainbridge Insurance. All material properties and risks of Plainbridge and any and all Plainbridge Subsidiaries shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Plainbridge and the Plainbridge Subsidiaries.

                           ARTICLE IX

               BUSINESS CONTEXT OF THE AGREEMENT

         SECTION 9.01. Agreement Based on Past Practices. In the event that future developments in the warehouse and distribution business cause significant alterations in the way that shipping configurations, Merchandise mix, and other basic aspects of such business are conducted, and such alterations would work to the material detriment of either party, the parties agree to negotiate changes to this Agreement in good faith to provide Plainbridge with profit opportunities and Pathmark with cost levels substantially similar to those intended on the date of this Agreement.

         SECTION 9.02. Commitment to Efficient Operations. The parties hereby agree to cooperate to reduce costs and improve service levels. Among other things, Pathmark shall communicate, as and when it deems appropriate, to Plainbridge its projected sales figures based on its annual, quarterly and weekly budget projections. If either party undertakes other measures designed to achieve such efficiency goals, and those measures inadvertently and disproportionately penalize the other party, the parties shall negotiate in good faith to appropriately allocate the costs of such measures based on the benefits expected to be realized by each party.


                           ARTICLE X

                      TERM AND TERMINATION

         SECTION 10.01. Term. This Agreement shall become effective as of the date hereof and shall remain in effect for a period of ten years or until such time as it shall have been terminated in the manner provided in Section 10.02 or 10.03.
If this Agreement is not so terminated prior to the end of such ten-year period, Pathmark shall, for a period of five years, each year have an option to renew this Agreement for an additional year. Pathmark may exercise such option by delivering written notice of its election to exercise such option to Plainbridge at least 90 days before the otherwise scheduled expiration of the term of this Agreement.

         SECTION 10.02. Optional Termination by Pathmark. Pathmark may terminate this Agreement upon not less than six months' written notice to Plainbridge (a "Notice of Termination"), at any time on or after the fourth anniversary of the date of this Agreement. This Agreement shall terminate on the later of (i) six months following the date of a Notice of Termination or (ii) the date specified in the Notice of Termination. During the period following delivery of a Notice of Termination and prior to the termination of this Agreement, each party shall perform its obligations under this Agreement in substantially the same manner as they were performed prior to the date of delivery of such Notice of Termination, with no disruption to Pathmark's supply of Pathmark/Blair Merchandise; provided, however, that the parties shall negotiate in good faith to agree to a "winding-up" schedule for such period.

         SECTION 10.03.  Termination for Breach.  This
Agreement may be terminated upon not less than six months' written notice, at the option of:

         (a) Pathmark, (i) if Plainbridge fails to perform in any material way any of its material obligations under this Agreement and if such failure shall remain unremedied for sixty (60) days after written notice thereof shall have been given by Pathmark to Plainbridge, or (ii) upon the occurrence of an Event of Insolvency with respect to Plainbridge.

         (b) Plainbridge, (i) if Pathmark fails to perform in any material way any of its material obligations under this Agreement and if such failure shall remain unremedied for sixty (60) days after written notice thereof shall have been given by Plainbridge to Pathmark, or (ii) upon the occurrence of an Event of Insolvency with respect to Pathmark.

         SECTION 10.04. Offer to Purchase Assets upon Termination by Pathmark. (a) In the event that Pathmark terminates this Agreement pursuant to Section 10.03(a) (a "Pathmark Forced Termination"), Pathmark shall have the right to purchase, and, if such right to purchase is exercised, Plainbridge shall sell to Pathmark, for cash, within 30 days of the effectiveness of such termination, the portion of the assets of Plainbridge that is essential to the support of the obligations of Plainbridge to Pathmark under this Agreement (the "Pathmark Distribution Assets") at a price equal to the lower of their (i) net book value and (ii) Fair Market Value, payable, at Pathmark's option (except with respect to Merchandise, which shall be sold only for cash), in (i) cash or (ii) shares of common stock ("Common Stock") of Pathmark or an Affiliate of Pathmark (as applicable, the "Common Stock Company") registered under the Securities Act of 1933, as amended, having an aggregate Applicable Share Value equal to such net book value or Fair Market Value, as the case may be.

         (b) In the event that Pathmark elects to purchase the Pathmark Distribution Assets upon the occurrence of a Pathmark Forced Termination, Pathmark shall deliver to Plainbridge a notice to such effect signed by the Chief Executive Officer of Pathmark within 90 days of the date of the applicable notice of termination, and Pathmark shall be obligated to purchase from Plainbridge, and Plainbridge shall sell within 30 days of the effectiveness of such Pathmark Forced Termination, the Pathmark Distribution Assets at a price equal to the lower of their (i) net book value and (ii) Fair Market Value.

         (c) In the event that Pathmark terminates this Agreement pursuant to Section 10.02 (a "Pathmark Optional
Termination"), it shall offer to purchase, for cash, within 30 days of the effectiveness of such termination, and, if Plainbridge accepts such offer, purchase, the Pathmark
Distribution Assets at their Fair Market Value.

         (d) In the event that Plainbridge elects to sell the Pathmark Distribution Assets to Pathmark upon the occurrence of a Pathmark Optional Termination, Plainbridge shall deliver to Pathmark a notice to such effect signed by the Chief Executive Officer of Plainbridge and delivered to Pathmark within 90 days of the date of the applicable notice of termination, and Pathmark shall purchase from Plainbridge within 30 days of the effectiveness of such Pathmark Optional Termination the Pathmark Distribution Assets at their Fair Market Value.

         SECTION 10.05. Plainbridge Put upon Termination by Plainbridge. (a) In the event that Plainbridge terminates this Agreement pursuant to Section 10.03(b) (a "Plainbridge Termination"), Plainbridge shall have the right to sell, and, in the event that such right is exercised, Pathmark shall purchase, for cash, within 30 days of the effectiveness of such termination, the Pathmark Distribution Assets at their Fair Market Value.

         (b) In the event that Plainbridge elects to sell the Pathmark Distribution Assets upon the occurrence of a Plainbridge Termination, Plainbridge shall deliver a notice to such effect signed by the Chief Executive Officer of Plainbridge to Pathmark within 90 days of the date of the applicable notice of termination, and Plainbridge shall sell to Pathmark within 30 days of the effectiveness of such Plainbridge Termination the Pathmark Distribution Assets at their Fair Market Value.

         SECTION 10.06. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                           ARTICLE XI

                        PURCHASE OPTIONS

         SECTION 11.01.  Sale of Pathmark Distribution Assets.
Other than in the ordinary course of business, Plainbridge shall not sell any of the Pathmark Distribution Assets without Pathmark's prior written consent.

         SECTION 11.02.  Change of Control.  (a)  In the event
of a Change of Control, Pathmark shall have the right to purchase any or all of the Pathmark Distribution Assets at their Fair Market Value.

         (b) In the event of a Change of Control, Plainbridge shall deliver a notice (a "Change of Control Notice") signed by an officer of Plainbridge to Pathmark stating the occurrence of a Change of Control within fifteen Business Days of the occurrence of such Change of Control. For a period of two years following delivery of a Change of Control Notice (the "Change of Control Option Period"), Pathmark shall have the irrevocable and exclusive option to purchase any or all of the Pathmark Distribution Assets at their Fair Market Value. If Pathmark elects to purchase the Pathmark Distribution Assets, it shall give written notice (a "Pathmark Election Notice") of such election to Plainbridge prior to the expiration of the Change of Control Option Period.

         (c) In the event that Pathmark elects to purchase the Pathmark Distribution Assets upon the occurrence of a Change of Control, Plainbridge shall be obligated to sell to Pathmark, and Pathmark shall purchase within 30 days of the date of the applicable Pathmark Election Notice, the Pathmark Distribution Assets at their Fair Market Value.

                          ARTICLE XII

                       DISPUTE RESOLUTION

         SECTION 12.01. Grievances and Disputed Amounts. If Pathmark disputes any portion of an invoice from Plainbridge, it shall pay the undisputed amount by the payment due date. Either party shall give notice to the other party of any invoice adjustment it believes should be made, and the parties shall attempt to reach agreement on such adjustment within seven days.

         SECTION 12.02. Interparty Dispute Resolution. Disputes between the two parties arising under this Agreement and not settled pursuant to Section 12.01 or otherwise shall be submitted to an arbitration panel made up of representatives from both parties (the "Dispute Panel"). The President of Pathmark shall act as chairman of the Dispute Panel, and each party shall appoint two other members to the Dispute Panel, with each member of the Dispute Panel having one vote. The decision of the Dispute Panel shall be binding on both parties; provided that the Boards of Directors of each party shall have approved the decision. In the event that a decision of the Dispute Panel shall not be approved by each Board of Directors, the dispute shall be submitted to independent arbitration pursuant to Sections 12.03, 12.04 and 12.05.

         SECTION 12.03. Arbitration. In the event that the parties are not successful in resolving the dispute pursuant to
Section 12.02, the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes or the procedure of another mutually agreed-upon organization, as modified herein, by a sole arbitrator, in New York, New York, selected in accordance with the provisions of
Section 12.04. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Secs. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         SECTION 12.04. Selection of Arbitrator. Upon a failure of the parties to resolve a dispute pursuant to Section 12.02, the parties shall have 10 days to agree upon a mutually acceptable neutral person not affiliated with either of the parties to act as arbitrator. If no arbitrator has been selected within such time, the parties agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve.

         SECTION 12.05. Cost of Arbitration. The costs of arbitration shall be apportioned between Pathmark and Plainbridge as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.


                          ARTICLE XIII

                       GENERAL PROVISIONS

         SECTION 13.01. Books and Records. Upon prior written notice, each party shall have access to the books and records of the other party as they pertain to such party's obligations or its ability to perform its obligations under this Agreement.

         SECTION 13.02. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         SECTION 13.03. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby prior to the date of the Plainbridge Asset and Liability Transfer shall be paid by Pathmark to the extent that appropriate documentation concerning such costs and expenses shall be provided to Pathmark.

         SECTION 13.04. Amendments. (a) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of Pathmark and Plainbridge or (ii) by a waiver in accordance with Section 10.06.

         (b) The Pathmark/Blair Logistics Manual may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of Pathmark and Plainbridge.

         SECTION 13.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.05):

    (a)  If to Pathmark:

              PATHMARK STORES, INC.
              301 Blair Road
              P.O. Box 5301
              Woodbridge, New Jersey  07095-0915
              Telecopier:  (908) 499-3460
              Attention:  Chief Executive Officer
              With a copy to:  Corporate Secretary

    (b)  If to Plainbridge:

              PLAINBRIDGE, INC.
              P.O. Box 5021
              Woodbridge, New Jersey  07095
              Telecopier:  (908) 499-3100
              Attention:  President
              With a copy to:  Corporate Secretary

         SECTION 13.06. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Pathmark and Plainbridge and their respective successors and assigns; provided that (i) Plainbridge shall not have the right to assign or subcontract its rights and obligations hereunder or any interest herein without the prior written consent of Pathmark and (ii) Pathmark may assign its rights and obligations hereunder without Plainbridge's consent only so long as (A) (1) Pathmark shall assign all such rights and obligations and (2) the assignment is to a person who is acquiring all or substantially all of Pathmark's assets or (B) Pathmark shall guarantee all of the assigned obligations. Notwithstanding the foregoing, Plainbridge may assign (without Pathmark's prior written consent) any of its rights, but not its obligations, hereunder to any Person providing financing to Plainbridge.

         SECTION 13.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 13.08. Confidentiality. Each of Pathmark and any of its Subsidiaries, on the one hand, and Plainbridge and the Plainbridge Subsidiaries, on the other hand, agree to and will cause their respective authorized agents, representatives, Affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) in the event that either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 13.08 and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 13.08, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives; and provided further, however, that Plainbridge agrees that Pathmark is the owner of all Information relating to Pathmark's purchasing practices and that Pathmark may in its sole discretion sell such purchasing-related Information to third parties. Each party agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 13.08 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

         SECTION 13.09.  Relationship of Parties.  In all
matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely








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                               31




responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

         SECTION 13.10. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Pathmark or Plainbridge or any Subsidiary of Pathmark or Plainbridge Subsidiary, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 13.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 13.12.  Headings.  The descriptive headings
contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 13.13.  Governing Law.  This Agreement shall
be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.



                             PATHMARK STORES, INC.



                             By /s/ John Henry
                                Name:  John Henry
                                Title:  Vice President



                             PLAINBRIDGE, INC.



                             By /s/ Marc S. Strassler
                                Name:  Marc A. Strassler
                                Title:  Vice President